EXHIBIT 15

 Awareness Letter of Deloitte & Touche LLP

October 20, 2008

North American Galvanizing & Coatings, Inc.
5314 South Yale Avenue
Suite 1000
Tulsa, Oklahoma 74135

We have reviewed, in accordance with the standards of the Public Company AccountingOversight Board (United States), the unaudited interim financial information of North American Galvanizing & Coatings, Inc. and subsidiary for the three- and nine-month periods ended September 30, 2008 and 2007, as indicated in our report dated October 20, 2008; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, is incorporated by reference in Registration Statements No. 333-133848 on Form S-8 and No. 333-61393 on Form S-3 of North American Galvanizing & Coatings, Inc. (formerly Kinark Corporation).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Tulsa, Oklahoma

Date:  October 20, 2008